Cardinal Ethanol News
Fueling energy independence.

September 2024

Cardinal in the Community

Cardinal Ethanol is proud to be actively involved in the upgrade initiative for our local county fairgrounds, recognizing its importance as a hub for community gatherings and agricultural heritage. As a company deeply rooted in supporting rural communities, this project is an opportunity to give back and enhance the quality of life for residents. By contributing resources and collaborating with local stakeholders, we are excited to see revitalization come to the fairgrounds.



Pictured above is Cardinal's CEO, Jeff Painter (second from the left), amongst the group at the groundbreaking ceremony.

An Update on Carbon Capture

We continue moving forward with our plans for CCS or Carbon Capture and Sequestration. This project is a partnership between Cardinal Ethanol and Vault 44.01. Together we formed One Carbon Partnership to work towards completion of this venture. Although the project is moving forward slower than we'd like, there have been many discussions with regulatory agencies, local, State, and Federal officials, and other project stakeholders, to ensure we are ready to capture the benefits and opportunities that the project is expected generate.

The latest information we have received indicates our project is in the technical review phase, which could be completed by late October and the draft permit stage to follow.

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2 | P a g e Exciting Update: Cardinal Colwich Facility Fully Operational We are thrilled to announce that our ethanol facility in Colwich, Kansas, is now fully operational, producing high-quality ethanol, corn oil, CFP (corn fermented protein), and wet cake. After months of hard work, the team in Kansas has successfully brought the formerly idled plant online and is running at optimal rates. In addition to the talented personnel that have been retained and hired over the past few months, we have bolstered the management team with industry veterans: • Rick Vondra, Commercial Operations Manager • Patrick Ball, Colwich Plant Manager • Gene Serres, Colwich Maintenance Manager These individuals, with their deep industry knowledge and collaboration from seasoned experts at both of Cardinal's locations, have been instrumental in getting the plant running smoothly. Kenny West, Kushani Thelikada, Thomas Rogers, Andrew Campbell, Rojelio Gonzales, and Morgan Carmichael played crucial roles in revitalizing the plant's operations. Their expertise and leadership made a significant impact on the grain procurement and production process. To support this growth and transition from a stand-alone facility to a multi-plant operation, we are also excited to welcome Carol Sample as Executive Manager of Human Resources. Carol will help harmonize the culture between our two locations, ensuring a smooth and successful integration. At Cardinal, we are committed to growing and being a low-cost producer, while prioritizing our relationships with investors, employees, and customers. We are excited for the future and look forward to continued success at both locations.

Important Information Regarding Deregistration Proposal

The Board of Directors of Cardinal Ethanol is proposing to deregister as a public company with the SEC. The Company is holding a special meeting of its members on September 26, 2024, to vote on deregistration. The notice of the 2024 Special Meeting and the definitive proxy statement, its appendices, and other relative documents should have been received by all members in the mail. They are also available on our website at: www.cardinalethanol.com and have been filed with the SEC and can be obtained at www.sec.gov/edgar/search.

If you have any questions about this proposal, please contact the following directors:

Thomas Chalfant	765-729-3129	chalfantom@yahoo.com
Thomas Chronister	260-437-0418	tom@chronister.com
David Dersch, Jr.	334-322-3876	david.dersch@gmail.com
Phillip Zicht	765-546-1783	zicht@nltc.net

Important Information Regarding K-1 Tax Forms

As Cardinal Ethanol grows, its tax situation can increase in complexity. Many of these complexities are in place to benefit its unitholders.

<u>Cardinal will no longer have K-1's available to you by January 31 each following year and will likely issue them no earlier than the filing deadline for partnerships of March 15. Please be aware of this and speak with your tax advisors about how this will affect the filing of your individual or downstream returns.</u>

The addition of our Colwich, Kansas facility will generate a Kansas K-1 for investors in this current fiscal year. We encourage you to consult and plan for the complexities associated with your Cardinal Ethanol K-1s with your tax advisors.

Distributions

On August 20, 2024, the Board voted to make a $200 per unit distribution to members as of that date. The distribution was paid the first week of September. *Remember to keep us updated with your current contact information so that we can get all information to you efficiently*. When you call our office with any investor related questions, please ask to speak with Bill Dartt or Ashleigh Lawrence.

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4 | P a g e Fiscal Quarter Ended June 30, 2024, Financial Results Below are the condensed income statements and balance sheets from our annual report filed on Form 10-Q for the quarter ended June 30, 2024. Some of the highlights and key information from the fiscal year include: • Net income was approximately $6.6 million or about $450 per unit for the nine months ended June 30, 2024, compared to a net income of approximately $43.6 million or about $2,990 per unit for the same period in 2023. • Our ethanol gallons sold decreased for the nine months ended June 30, 2024, as compared to the same period in 2023 which results largely from the extended shutdown during November 2023 associated with the high protein feed system installation and decreased production rates experienced since installation. • The average price per gallon of ethanol sold for the nine months ended June 30, 2024, was approximately 22% lower than the average price for the same period in 2023, primarily from an increase in industry-wide production due to a period of positive operating margins along with lower corn prices. • Our DDGS tons sold decreased by approximately 21% for the nine months ended June 30, 2024, as compared to the same period in 2023 primarily due to lower ethanol production for the period. • DDGS prices were down approximately 25% for the nine months ended June 30, 2024, compared to the same period in 2023 due to lower corn and soybean meal prices as well as a seasonal decrease in the ration of distillers grains in livestock feed. • We installed a high protein feed system during November 2023 which was put into service during the second quarter of our 2024 fiscal year. During the nine months ended June 30, 2024, we sold corn fermented protein (CFP). Management expected CFP will become a significant new source of revenue now that the system is operating, however, we expect there will be a period of time as we work through the changes the new process brings, before we will be operating at historic levels. • We experienced a decrease in corn oil sold of approximately 42% for the nine months ended June 30, 2024, as compared to the same period in 2023 resulting primarily from lower ethanol production during the current period. • Corn oil prices were down approximately 20% for the nine months ended June 30, 2024, compared to the same period in 2023 due to a decrease in soybean oil prices and biodiesel production. • Our revenues from soybean sales decreased for the nine months ended June 30, 2024, as compared to the same period in 2023. This decrease is primarily a result of a decrease in bushels sold of approximately 20%. This decrease is primarily due to delayed timing of soybean sales in order to capture a more conducive market. • We used approximately 23% less bushels of corn to produce our ethanol, distillers’ grain and corn oil in the nine months ended June 30, 2024, compared to the same period in

5 | P a g e 2023 due to decreased ethanol production levels for the current period largely associated with the installation of the high protein process during the period. • Corn prices decreased approximately 32% for the nine months ended June 30, 2024, compared to the same period in 2023, primarily because of a plentiful 2023 harvest and favorable growing conditions for 2024 crops. • The cost of natural gas was approximately 11% lower in the nine months ended June 30, 2024, compared to the same period in 2023 due to a mild winter and a decrease in the price of crude oil and less volatility in prices. • During the nine months ended June 30, 2024, we purchased approximately 9% less bushels of soybeans compared to the same period in 2023 primarily due to storage space related to the plant shutdown for installation of the high protein feed system. *This information has been derived from the audited Financial Statements and accompanying notes included in our Annual Report on Form 10- K and the unaudited Financial Statements and accompanying notes included in our Quarterly Report on Form 10-Q, which are available at the SEC’s website at: www.sec.gov. You can also access the Annual and Quarterly Reports at Cardinal’s website: www.cardinalethanol.com Statements of Operations (Nine Months Ended) 6/30/2024 6/30/2023 Revenues 232,367,507$ 384,766,147$ Cost of Goods Sold 216,031,104 335,472,745 Gross Profit 16,336,403 49,293,402 Operating Expenses 9,600,174 7,122,298 Operating Income 6,736,229 42,171,104 Other Income (158,022) 1,499,957 Net Income 6,578,207$ 43,671,061$ Net Income (Loss) Per Unit 450$ 2,990$ Balance Sheets 6/30/2024 9/30/2023 Assets 266,251,329$ 232,768,247$ Current Liabilities 34,376,391$ 28,027,888$ Long Term Debt 62,166,643$ 32,207,342$ Member's Equity 169,708,295$ 172,533,017$ Total Liabilities & Member's Equity 266,251,329$ 232,768,247$ Book Value Per Share 11,619$ 11,812$ 3rd Quarter 2024 Financial Results *

6 | P a g e More detailed financials and financial footnotes, along with other information, can be found in our quarterly and annual reports filed with the Securities Exchange Commission (SEC). These are available by linking from our website to the SEC website; simply click on “Investors” then “SEC Info”. Please call our office if you need any assistance in obtaining or understanding the reports. CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC’s website at www.sec.gov.